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                                                                     EXHIBIT 8.1

                 [Letterhead of Pillsbury Madison & Sutro LLP]


                                             November 16, 1998



EDiX Corporation
4250 Executive Square, Ste. 850
La Jolla, California 92037


Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-4 ("Registration Statement") proposed to be filed by IDX Systems Corporation, a Vermont corporation ("IDX"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of its Common Stock, to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 11, 1998 among EDiX Corporation, a Delaware corporation ("EDiX"), IDX and Underwood Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IDX, which Merger Agreement is described therein and filed as an annex to the Registration Statement, we hereby (i) confirm our opinion set forth under the caption "Certain Federal Income Tax Consequences" in the Registration Statement, and (ii) confirm that it is our opinion that the discussion set forth under the captions "Summary - Federal Income Tax Consequences" and "Certain Federal Income Tax Consequences" in the Registration Statement describes the material federal income tax considerations relevant to the EDiX stockholders receiving IDX Common Stock pursuant to the Merger Agreement.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein.


                                  Very truly yours,



                                  /s/ Pillsbury Madison & Sutro LLP